Exhibit 99.1

Investor and Media Inquiries: David Pitts Argot Partners 212-600-1902	Eric Bjerkholt Sunesis Pharmaceuticals Inc. 650-266-3717

Sunesis Closes $28.5 Million Final Tranche of 2009 Private Placement

- Sunesis Estimates Cash of $49.3 Million as of June 30, 2010 -

SOUTH SAN FRANCISCO, Calif., (June 30, 2010) – Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS) today announced that, in a final closing under a securities purchase agreement entered into on March 31, 2009 with a group of accredited investors, Sunesis has sold $28.5 million of common stock at a price of $0.275 per share. In conjunction with this common stock closing, all outstanding shares of Series A preferred stock issued in the April and October 2009 closings of the private placement have been converted into common stock. Sunesis estimates that net proceeds from the closing will be approximately $26.7 million, with associated fees to the placement agents in the 2009 private placement due in the third quarter.

Giving effect to the gross proceeds from the common stock closing announced today, net proceeds of $10.3 million to date from sales through the controlled equity offering facility entered into in April 2010 and estimated second quarter expenses, Sunesis estimates that it has approximately $49.3 million of cash and cash equivalents as of June 30, 2010. Giving effect to the financings and the conversion of all outstanding shares of Series A preferred stock, Sunesis has 221.2 million shares of common stock outstanding as of June 30, 2010.

“With a strong balance sheet, Sunesis is well positioned to move forward with the initiation of our pivotal Phase 3 trial of voreloxin in acute myeloid leukemia while we continue to evaluate financial and strategic options for realizing its full clinical and commercial potential. We remain on track with our plan to start a pivotal trial this year,” said Daniel Swisher, Sunesis’ Chief Executive Officer. “Further, the common stock closing announced today marks the investors’ exercise of their rights to invest in a final tranche of our 2009 private placement and the return of our capital structure to a single class of stock. We appreciate the strong ongoing support of the investor group.”

The securities purchase agreement provided for the private placement of $43.5 million of shares, all of which have now been sold. Participants in the private placement included funds managed by Bay City Capital, New Enterprise Associates, Alta Partners, Caxton Advantage Life Sciences Fund, Merlin Nexus, Nextech Venture, OpusPoint Partners, Venrock Associates and Vision Capital Advisors and members of Sunesis’ management.

About Voreloxin

Voreloxin is a first-in-class anticancer quinolone derivative, or AQD, a class of compounds that has not been used previously for the treatment of cancer. Voreloxin both intercalates DNA and inhibits topoisomerase II, resulting in replication-dependent, site-selective DNA damage, G2 arrest and apoptosis. Voreloxin is currently being evaluated in a fully enrolled single agent

Phase 2 clinical trial (known as the REVEAL-1 trial) in previously untreated elderly AML patients and in a fully enrolled Phase 2 clinical trial combining voreloxin with cytarabine for the treatment of patients with relapsed/refractory AML. A Phase 2 single agent clinical trial in platinum-resistant ovarian cancer has also completed enrollment. Sunesis plans to initiate a multinational, randomized, double-blind, placebo-controlled, pivotal Phase 3 clinical trial of voreloxin in combination with cytarabine in a relapsed/refractory AML patient population in the second half of this year.

About Acute Myeloid Leukemia

AML is a rapidly progressing cancer of the blood characterized by the uncontrolled proliferation of immature blast cells in the bone marrow. The National Cancer Institute estimated that nearly 13,000 new cases of AML were diagnosed and approximately 9,000 deaths from AML occurred in the U.S. in 2009. Additionally, it is estimated that prevalence of AML is approximately 25,000 in the U.S. AML is generally a disease of older adults, and the median age of a patient diagnosed with AML is about 67 years. AML patients with relapsed or refractory disease and newly diagnosed AML patients over 60 years of age with poor prognostic risk factors typically die within one year, resulting in an acute need for new treatment options for these patients.

About Sunesis Pharmaceuticals

Sunesis is a biopharmaceutical company focused on the development and commercialization of new oncology therapeutics for the treatment of solid and hematologic cancers. Sunesis has built a highly experienced cancer drug development organization committed to advancing its lead product candidate, voreloxin, in multiple indications to improve the lives of people with cancer. For additional information on Sunesis Pharmaceuticals, please visit http://www.sunesis.com.

This press release contains forward-looking statements, including without limitation statements related to the amount of the net proceeds from the closing of the common stock sale under the 2009 private placement, Sunesis’ cash and cash equivalents as of June 30, 2010, Sunesis’ evaluation of financial and strategic options for realizing voreloxin’s clinical and commercial potential, Sunesis’ plans to initiate a pivotal Phase 3 clinical trial of voreloxin in the second half of this year and voreloxin’s mechanism of action and results that may warrant further clinical evaluation of voreloxin. Words such as “estimates,” “evaluate,” “positioned,” “on track,” “plans,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Sunesis’ current expectations. Forward-looking statements involve risks and uncertainties. Sunesis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include without limitation, risks related to Sunesis’ need for additional funding to fully finance the planned voreloxin pivotal trial, the risk that Sunesis’ development activities for voreloxin could be halted or significantly delayed for various reasons, the risk that Sunesis’ clinical studies for voreloxin may not demonstrate safety or efficacy or lead to regulatory approval, the risk that data to date and trends may not be predictive of future data or results, the risk that Sunesis’ nonclinical studies and clinical studies may not satisfy the requirements of the FDA or other regulatory agencies, risks related to the conduct of Sunesis’ clinical trials, risks related to the manufacturing of voreloxin, and the risk that Sunesis’ proprietary rights may not adequately protect voreloxin. These and other risk factors are discussed under “Risk Factors” and elsewhere in Sunesis’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and other filings with the Securities and Exchange Commission. Sunesis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SUNESIS and the logo are trademarks of Sunesis Pharmaceuticals, Inc.